ASSET PURCHASE AGREEMENT

Dated October 31, 2007

Among

GLOBAL SHIP LEASE, INC.

as Purchaser

and

CMA CGM S.A.

DELMAS S.A.S.

SNC PACIFIC I

SNC PACIFIC II

as Vendors

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated October 31, 2007, between and among CMA CGM S.A., a corporation formed under the laws of France (“CMA CGM”); DELMAS S.A.S., a corporation formed under the laws of France (“Delmas”); SNC PACIFIC I, a corporation formed under the laws of France (“PI”); and SNC PACIFIC II, a corporation formed under the laws of France (“PII” and together with CMA CGM, Delmas, and PI, the “Vendors” and each a “Vendor”), and GLOBAL SHIP LEASE, INC., a corporation formed under the laws of the Republic of the Marshall Islands (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, each of the Vendors listed on Schedule A (collectively, the “Initial Vendors”) is (i) the registered owner of the relevant vessel or (ii) is a party to the Memoranda of Agreement pursuant to which such Initial Vendor shall purchase the relevant vessels set forth opposite that Initial Vendor’s name on Schedule A hereto (collectively, the “Initial Vessels”);

WHEREAS, the Vendor listed on Schedule B (the “Contracted Vendor”) (i) is the registered owner of the relevant vessel, (ii) has chartered-in the relevant vessels and has exercised its option to purchase such vessels pursuant to the respective time charter or (iii) is a party to the Ship Building Contract for the construction and delivery of the relevant vessel set forth opposite the Contracted Vendor’s name (collectively, the “Contracted Vessels”);

WHEREAS, the Purchaser undertakes to purchase, and the Vendors undertake to sell and transfer to the Purchaser, the Initial Vessels and the Contracted Vessels together with certain other assets related thereto, all upon and subject to the conditions herein contained;

WHEREAS, each of Delmas, PI, and PII is a subsidiary directly or indirectly wholly owned by CMA CGM; and

WHEREAS, Purchaser may, in its sole discretion, cause any of its wholly owned subsidiaries set forth on Schedule C to purchase and take delivery of any or all of the Vessels pursuant to the terms and conditions hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. INTERPRETATION

1.1 Definitions

In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question;

“Agreement” means this Agreement, including its recitals and schedules, as amended and supplemented;

“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property transaction or event and all general principles of common law and equity;

“Builder” means, as applicable, Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“Daewoo”) and any successor or permitted assign thereof and Hanjin Heavy Industries & Construction Co., Ltd. (“Hanjin”) and any successor or permitted assign thereof;

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in France, England or Cyprus are required to close;

“Closing Date” means, in respect of the Initial Assets, the day of the Initial Assets Closing of that Initial Asset, and in respect of the Contracted Assets, the day of the Contracted Assets Closing of that Contracted Asset;

“Common Shares” means the common shares, par value $0.01, in the capital of the Purchaser;

“Completion of the Initial Public Offering” means the date which is three Business Days after the Purchaser’s registration statement is declared effective by the United States Securities and Exchange Commission;

“Contracted Assets” has the meaning given to it in Section 2.2;

“Contracted Assets Closing” has the meaning given to it in Section 2.4;

“Contracted Assets Date of Closing” has the meaning given to it in Section 2.4;

“Contracted Assets Purchase Price” has the meaning given to it in Section 3.2;

“Contracted Assets Purchase Price Maximum Share Amount” means the number of Common Shares to comprise the Common Share portion of the Contracted Assets Purchase Price, which, when aggregated with (i) the Initial Asset Purchase Price Maximum Share Amount and (ii) all other Common Shares held by CMA CGM and its Affiliates as of the date of the Completion of the Initial Public Offering, equals thirty percent (30%) of the sum of (a) the outstanding Common Shares as of the date of the Completion of the Initial Public Offering plus (b) the number of Common Shares that comprise the Contracted Assets Purchase Price Maximum Share Amount;

“Contracted Vendor” has the meaning given to it in the recitals;

“Contracted Vessels” has the meaning given to it in the recitals;

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise;

“Credit Facility” means the $800 million senior secured revolving credit facility agreement dated November ____, 2007 between the Purchaser, Fortis Bank (Nederland) N.V., Citibank International Plc, HSH Nordbank AG and the other financial institutions who are parties thereto;

“Date of Closing” means in respect of any Initial Asset, the Initial Assets Date of Closing and in respect of any Contracted Asset, the Contracted Assets Date of Closing;

“Deficient Vessel” has the meaning given to it in Section 3.6;

“Delivered” means, (i) with respect of the CMA CGM Château d’If and the CMA CGM Alcazar, delivery by each of COSCO Norfolk Maritime Inc. and COSCO Charleston Maritime Inc, as applicable, to CMA CGM, and the acceptance thereof by CMA CGM, and (ii) with respect to the applicable Contracted Vessel, the delivery by the Builder or the owner, as applicable, to the Contracted Vendor of that Contracted Vessel, and the acceptance thereof by the Contracted Vendor;

“Delivery Date” means, (i) with respect of the CMA CGM Château d’If and the CMA CGM Alcazar, the date that such Vessels are Delivered to CMA CGM and (ii) with respect to the applicable Contracted Vessel, the date that such Contracted Vessel is Delivered to the Contracted Vendor;

“Designated Subsidiary” means any wholly owned Subsidiary of the Purchaser, either set forth on Schedule C hereto or otherwise notified to the Vendors, which the Purchaser, in its sole discretion, may cause to purchase and take delivery of any Vessel pursuant to the terms and conditions hereof;

“Encumbrance” means any mortgage, lien (including maritime liens), charge (whether fixed or floating), assignment, adverse claim, hypothec or encumbrance on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

“Excluded Assets” means bunkers and gas oil;

“Existing Conditions or Recommendations” means any condition of class or recommendation existing on any Vessel, or any suspension of a Vessel from its class, as of the applicable Date of Closing;

“GAAP” means generally accepted accounting principles consistently applied in the United States of America;

“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

“Hanjin Contracts” means, collectively, the shipbuilding contract between COSCO Charleston Maritime Inc. and Hanjin for the construction of CMA CGM Alcazar and the shipbuilding contract between COSCO Norfolk Maritime Inc. and Hanjin for the construction of CMA CGM Château d’If.

“Indemnified Party” has the meaning given to it in Section 8.8;

“Indemnifier” has the meaning given to it in Section 8.8;

“Indemnity Claim” has the meaning given to it in Section 8.8;

“Initial Assets” has the meaning given to it in Section 2.1;

“Initial Assets Closings” has the meaning given to it in Section 2.3;

“Initial Assets Date of Closing” has the meaning given to it in Section 2.3;

“Initial Asset Newbuilding MOA” means the memorandum of agreement with respect to the CMA CGM Château d’If by and between the Purchaser and CMA CGM and attached hereto as Schedule D;

“Initial Assets Purchase Price” has the meaning given to it in Section 3.1;

“Initial Assets Purchase Price Maximum Share Amount” means the number of Common Shares to comprise the Common Share portion of the Initial Assets Purchase Price, which, when aggregated with all other Common Shares held by CMA CGM and its Affiliates as of the date of the Completion of the Initial Public Offering equals fifteen percent (15%) of the sum of (a) the outstanding Common Shares as of the date of Completion of the Initial Public Offering plus (b) that number of Common Shares which comprise the Initial Assets Purchase Price Maximum Share Amount, but shall not take into consideration any Common Shares issued pursuant to the exercise of the underwriters’ over-allotment option pursuant to the terms of the Initial Public Offering;

“Initial Public Offering” means the initial public offering of the Purchaser’s Common Shares pursuant to the Purchaser’s registration statement on Form F-1;

“Initial Vendors” has the meaning given to it in the recitals;

“Initial Vessels” has the meaning given to it in the recitals;

“ISM Code” means the International Safety Management Code of the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A 741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization, including any amendments and extensions of this code and any regulation taken in application of this code;

“Lenders” means Fortis Bank (Nederland) N.V., Citibank International Plc, HSH Nordbank AG and the other financial institutions who are parties to the Credit Facility;

“License” and “Licenses” have the meaning given to each in Section 4.1(j);

“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;

“Management Agreement” means the ship management agreement between the Purchaser and the Ship Manager;

“Memoranda of Agreement” means, collectively, the (i) Memorandum of Agreement between COSCO Charleston Maritime Inc. and CMA CGM dated June 6, 2007 for the purchase of CMA CGM Alcazar and (ii) Memorandum of Agreement between COSCO Norfolk Maritime Inc. and CMA CGM dated June 6, 2007 for the purchase of CMA CGM Château d’If;

“Missing Condition” has the meaning given to it in Section 6.1;

“Notice” means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written from any Person;

“Parties” means all parties to this Agreement and “Party” means any one of them;

“Permitted Action” means any suit, action, or other proceeding in any way related to or arising out of this Agreement commenced in the courts of England and all courts having appellate jurisdiction over those courts, by any party to this Agreement against any other party to this Agreement;

“Permitted Encumbrances” means any of the following:

(i)

liens for current taxes or ad valorem taxes not yet due and payable or contested in good faith, if a reserve or other appropriate provision, if any, as may be required by GAAP shall have been made therefor;

(ii)

statutory and common law liens of carriers, warehousemen, mechanics, suppliers, materialsmen, repairers and other similar liens, including maritime liens imposed by law incurred in the ordinary course of business for sums not yet due and payable or contested in good faith;

(iii)

liens for master’s disbursements incurred in the ordinary course of trading and unpaid crew’s wages, including wages of the master and stevedores employed by the Vessel, outstanding in the ordinary course of trading, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business;

(iv)	liens incurred in the ordinary course of business arising from vessel chartering, drydocking, maintenance, the furnishing of supplies and bunkers to Vessels, repairs and improvements to Vessels; and
(v)	liens for salvage and general average;

“Person” means an individual, legal personal representative, corporation, body corporate, company, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority or any other entity;

“Post-Delivery Obligations” means, as applicable, (i) those obligations of CMA CGM under the Memoranda of Agreement that arise after the CMA CGM Château d’If and the CMA CGM Alcazar are Delivered and that directly relate to or are associated with the benefits and rights being transferred to the Purchaser pursuant to the Initial Asset Newbuilding MOA (in the case of CMA CGM Château d’If ) and the Vessel MOA (in the case of the CMA CGM Alcazar) and under Section 2.1(c) hereof, including with respect to Sections 20 and 21 of the Memoranda of Agreement, (ii) those obligations of the Contracted Vendor under the Ship Building Contract that arise after the Vessel is Delivered and that directly relate to or are associated with the benefits and rights being assigned under Section 2.2(c) hereof, including with respect to Article VII(5)(g), IX and XV of the Ship Building Contract and (iii) those obligations of CMA CGM under the Purchase Option Charters that arise after the applicable Contracted Vessel is Delivered and that directly relate to or are associated with the benefits and rights being assigned under Section 2.2(d) hereof;

“Purchase Option Charters” means, collectively, those certain charter party agreements dated October 27, 2005, as amended, by and between CMA CGM and CONTI 39. Container-Schiffahrts-GmbH & CO. KG Nr. 1; CONTI 41. Container-Schiffahrts-GmbH & CO. KG Nr. 1; and CONTI 42. Container-Schiffahrts-GmbH & CO. KG Nr. 1 containing therein CMA CGM’s option to purchase the CMA CGM Jamaica, CMA CGM Sambhar and CMA CGM America, respectively, from the aforementioned entities;

“Purchase Option” means CMA CGM’s option to purchase the CMA CGM Jamaica, CMA CGM Sambhar and CMA CGM America pursuant to the terms of the Purchase Option Charters;

“Purchased Assets” means, collectively, all of the Initial Assets and all of the Contracted Assets;

“Purchaser’s Indemnified Persons” has the meaning given to it in Section 8.5;

“Ship Building Contract” means that ship building contract dated April 25, 2005 between Daewoo and the Contracted Vendor and any subsequent amendments with regard to the construction of the 10,960 TEU newbuilding, with vessel/hull No. 4126;

“Ship Manager” means CMA CGM or any of its Subsidiaries that provide ship management services to each of the Vessels pursuant to the Management Agreements;

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more corporations Controlled by of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a corporation Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more corporations Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more corporations Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Taxes” means all income, tonnage, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;

“Time Charters” mean the time charters on the Vessels entered into by certain Subsidiaries of the Purchaser, as owner, and CMA CGM or certain of its Subsidiaries, as charterer;

“Total Loss” means in relation to a Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel;
(b)	requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;
(c)

requisition for hire, capture, seizure, expropriation or confiscation of that Vessel by any Governmental Authority or by persons acting or purporting to act on behalf of any Governmental Authority; and

(d)	any hijacking, theft, forfeiture, condemnation, capture, restraint or disappearance of that Vessel.

“Vendors’ Indemnified Persons” has the meaning given to it in Section 8.6;

“Vendor’s Purchased Assets” means, in respect of an Initial Vendor, that Vendor’s Initial Assets (as described in Section 2.1 hereof) and with respect to the Contracted Vendor, the Contracted Assets (as described in Section 2.2 hereof);

“Vessels” means the Initial Vessels and Contracted Vessels and “Vessel” means any one of them.

“Vessel MOA” has the meaning given to it in Section 2.6; and

“Vessel Warranties” means, if applicable, in respect of any Vendor, any and all warranties and performance guarantees provided to Vendor as purchaser of the Vessel under the vessel’s respective ship building contract or memoranda of agreement, including, but not limited to, a “Warranty of Quality”, any extended guarantee rights contained herein and the guarantee by the paint manufacturer with respect to defects in paint and/or application or underwater parts of the Vessel delivered or to be delivered under that Vendor’s ship building contract or memoranda of agreement and any other material warranties in respect of the Vessel.

1.2 Construction and Interpretation

The division of this Agreement into Sections, the insertion of headings and the provision of a table of contents are for convenience only, do not form a part of this Agreement and will not be used to affect the construction or interpretation of this Agreement. Unless otherwise specified:

(a)	each reference in this Agreement to “Section” and “Schedule” is to a Section of, and a Schedule to, this Agreement;
(b)	each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time;
(c)	words importing the singular include the plural and vice versa and words importing gender include all genders;
(d)	references to time of day or date mean the local time or date in London, England;
(e)	all references to amounts of money mean lawful currency of the United States;
(f)	the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any of the Parties; and
(g)	to the extent any of the terms or conditions set forth in the Initial Asset Newbuilding MOA or the Vessel MOA conflict with the provisions hereof, the provisions contained herein shall govern.

1.3 Business Day

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, the payment or calculation is to be made, or that other action is to be taken, on or as of the next day that is a Business Day.

1.4 Governing Law

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are, unless those documents state otherwise, governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of England which are deemed to be the proper law of this Agreement.

1.5 Time of Essence

Time is of the essence of this Agreement.

1.6 Schedules

The schedules attached to this Agreement, will, for all purposes, form an integral part of the Agreement.

Whenever disclosure of any matter is made in any Schedule to this Agreement for the purposes of any representation, warranty or other provision of this Agreement, such disclosure shall be deemed to constitute disclosure in any other Schedule to this Agreement.

2. PURCHASE OF ASSETS

2.1 Initial Assets

Each Initial Vendor undertakes to sell, assign, and transfer to the Purchaser or its Designated Subsidiary and the Purchaser undertakes to purchase, or to cause its Designated Subsidiary to purchase, from each Initial Vendor for the price and in accordance with and subject to the terms and conditions set forth in this Agreement, the following:

(a)

all of that Initial Vendor’s right, title and interest in and to each of the Initial Vessels set out across from that Initial Vendor’s name on Schedule A hereto (and, with regard to the CMA CGM Château d’If and the CMA CGM Alcazar, upon CMA CGM’s acquisition thereof pursuant to the terms of the Memoranda of Agreement), but excluding the Excluded Assets;

(b)

the Initial Vendor’s Vessel Warranties, if any, to the extent assignable, and to the extent not assignable, the right to receive the benefit of that Initial Vendor’s Vessel Warranties pursuant to Section 7.1; and

(c)

pursuant to this Agreement and the Initial Asset Newbuilding MOA and the relevant Vessel MOA for the CMA CGM Alcazar, all rights and benefits under the Memoranda of Agreement and the Hanjin Contracts to the extent assignable, and to the extent not assignable, the right to receive all benefits thereunder pursuant to Section 7.1.

The assets described in subsection 2.1(a) to 2.1(c), but excluding the Excluded Assets, with respect to all of the Initial Vendors, are hereinafter collectively referred to as the “Initial Assets”.

2.2 Contracted Assets

The Contracted Vendor undertakes to (i) purchase, in accordance with the terms of the Purchase Option Charters and this Agreement and by no later than December 31, 2008, the CMA CGM Jamaica, the CMA CGM Sambhar and the CMA CGM America, which are currently chartered by the Contracted Vendor from unaffiliated, third parties and (ii) purchase, in accordance with the terms of the Ship Building Contract and this Agreement and by no later than December 31, 2008, the Vessel that is the subject of the Ship Building Contract.

The Contracted Vendor undertakes, to sell, assign and transfer to the Purchaser or its Designated Subsidiary, and the Purchaser undertakes to purchase, or to cause its Designated Subsidiary to purchase, from the Contracted Vendor for the price and in accordance with and subject to the terms and conditions set forth in this Agreement, the following:

(a)

all of the Contracted Vendor’s right, title and interest in and to each Contracted Vessel set out across from the Contracted Vendor’s name on Schedule B hereto (and, with regard to the Contracted Vessels subject to the Purchase Option Charters and the Ship Building Contract, upon the Contracted Vendor’s acquisition thereof), but excluding the Excluded Assets;

(b)

the Contracted Vendor’s Vessel Warranties, to the extent assignable, and to the extent not assignable, the right to receive the benefit of the Contracted Vendor’s Vessel Warranties pursuant to Section 7.1, if applicable;

(c)

all rights and benefits under the Ship Building Contract, to the extent assignable or novatable, and to the extent not assignable or transferable by novation, the right to receive all benefits thereunder pursuant to Section 7.1; and

(d)

all rights and benefits under the Purchase Option Charters, to the extent assignable or transferable by novation, and to the extent not assignable or transferable by novation, the right to receive all benefits thereunder pursuant to Section 7.1.

The assets described in subsection 2.2(a) to 2.2(d), but excluding the Excluded Assets, with respect to the Contracted Vendor, are hereinafter collectively referred to as the “Contracted Assets”.

2.3 Closing of the Purchase of Initial Assets

(a)

Subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 and except as otherwise provided for in this Section 2.3 with regard to the CMA CGM Château d’If, the sale and transfer of each of the Initial Assets and the payment of the respective portion of the Initial Assets Purchase Price relating to each Initial Vessel as described in Sections 3.1 and 3.3, shall take place (i) simultaneously and (ii) for each Vessel on the date of the Completion of the Initial Public Offering or on any date within ten (10) Business Days thereof (on such date and at such time (as of Greenwich Mean Time) as may be agreed to in writing by the applicable Initial Vendor and the Purchaser for the closing of any Initial Vessel, the “Initial Assets Date of Closing”).

(b)

For any Initial Vessel (except for the CMA CGM Château d’If) which is not delivered to the Purchaser or, as applicable, its Designated Subsidiary on the date of the Completion of the Initial Public Offering, the applicable Initial Vendor shall compensate the Purchaser for the delay in delivery by paying the Purchaser an amount equal to the product of: (i) the number of days past the date of the Completion of the Initial Public Offering on which the applicable Initial Vessel is delivered to the Purchaser or its Designated Subsidiary (including the date of delivery if the delivery occurs after 12:00 noon Greenwich Mean Time) by (ii) the amount set forth on Schedule 2.3 for such Initial Vessel. Any amounts due to the Purchaser by an Initial Vendor under this Section 2.3(b) shall be paid upon the applicable Initial Assets Date of Closing by wire transfer of immediately available funds to an account designated in writing by the Purchaser without any form of set-off or condition and free and clear of any tax deduction.

(c)

The Initial Vessels (except for the CMA CGM Château d’If) shall be delivered and taken over safely afloat, at sea or at a safe, ice-free port, at a safe berth, safely alongside or at a safe and readily accessible anchorage anywhere in the Atlantic, Pacific or Indian Ocean(s), or Arabian, Caribbean, Mediterranean or Red Sea(s) or any connecting bodies of water or the islands thereof, within such Vessel’s trading limits.

(d)

The Initial Vendor shall keep the Purchaser informed about each Initial Vessel’s schedule and the Initial Vendor and the Purchaser shall agree upon a mutually convenient Date of Closing for any Initial Vessel (except for the CMA CGM Château d’If) within the ten (10) Business Day period set forth in Section 2.3(a) above. The relevant Initial Vessel will be delivered to the Purchaser or, as applicable, to its Designated Subsidiary wherever such Initial Vessel may be at the designated Date of Closing.

(e)

The sale and transfer of the CMA CGM Château d’If and the payment of the respective portion of the Initial Assets Purchase Price relating to the CMA CGM Château d’If as described in Sections 3.1 and 3.3, shall take place upon its respective Delivery Date or such other date as may be agreed upon in writing by the Initial Vendor and the Purchaser, with a Closing Date of such date.

Each sale and transfer of Initial Assets is hereinafter referred to as an “Initial Assets Closing”.

2.4 Closing of the Purchase of Contracted Assets

(a)

Subject to satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, the sale and transfer of each of the Contracted Assets (except for the CMA CGM Berlioz) shall occur simultaneously with the payment of the Contracted Assets Purchase Price on, as applicable, the respective Delivery Date for the Contracted Vessel or on such date and time (as of Greenwich Mean Time) as may be agreed to in writing by the Contracted Vendor and the Purchaser (the “Contracted Assets Date of Closing”).

(b)

With regard to the CMA CGM Berlioz, the Contracted Vendor shall keep the Purchaser informed of its schedule and the Contracted Vendor and the Purchaser shall agree in writing upon a Date of Closing, which is scheduled to occur on or around July 31, 2009 but in any event shall occur no later than September 30, 2009. The CMA CGM Berlioz is to be delivered to the Purchaser or, as applicable, to its Designated Subsidiary wherever it may be at the designated Date of Closing.

Each sale and transfer of Contracted Assets is hereinafter referred to as a “Contracted Assets Closing”.

2.5 Place of Closing

Each Initial Assets Closing and Contracted Assets Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, Tower 42, Level 35, 25 Old Broad Street, London, EC2N 1HQ, United Kingdom, or such other place as may be agreed upon in writing by the applicable Vendor and the Purchaser.

2.6 Assignment and Transfer Documents

(a)

Subject to the terms and conditions hereof, each Vendor will execute and deliver to the Purchaser at the applicable Date of Closing of such Vendor’s Purchased Assets, such deeds of conveyance, bills of sale, assignment documents and all other documents as are set forth in the relevant Vessel MOA or Initial Asset Newbuilding MOA, as applicable, and are necessary to validly complete (i) the sale and transfer to the Purchaser or, as applicable, to its Designated Subsidiary of that Vendor’s Purchased Assets free and clear of any Encumbrances, in pre-agreed form and content and (ii) the permanent registration of the Vessel in the applicable jurisdiction.

(b)

Subject to the terms and conditions hereof, the Purchaser or, as applicable, its Designated Subsidiary will execute and deliver to the relevant Vendor at the applicable Date of Closing of such Vendor’s Purchased Assets, such documents as are set forth in the relevant Vessel MOA or Initial Asset Newbuilding MOA, as applicable, and that may be reasonably required by the Vendor, to validly complete (i) the sale and transfer of that Vendor’s Purchased Assets in form and content reasonably acceptable to the Vendor and (ii) the permanent registration of the Vessel in the applicable jurisdiction.

(c)

Subject to Section 1.2 hereof and without limiting the generality of subsection 2.6 (a) above, the purchase of each Vessel (other than the CMA CGM Château d’If, the sale of which shall be concluded on the basis of the Initial Asset Newbuilding MOA) shall be concluded on the basis of this Agreement and the Norwegian Shipbrokers’ Association’s memorandum of agreement for the sale and purchase of ships as adopted by BIMCO in “SALEFORM 1993,” in the form attached as Schedule 2.6 logically amended as appropriate in compliance with this Agreement and the following other terms (each such agreement, the “Vessel MOA”):

(1)	no deposit shall be paid;
(2)	subject to terms of Section 5.4(b) hereof, the Purchaser shall have the right to review the Vessel’s records and classification surveys and inspect the Vessel prior to delivery;

(3)	no drydocking or inspection of underwater parts will be made;
(4)

the Purchaser or, as applicable, its Designated Subsidiary shall take possession of the remaining unused/unbroached lubricating oils contained in storage tanks and sealed drums and, in consideration therefor, reimburse the Vendor the purchase price thereof (as evidenced by the Vendor’s vouchers and receipts). At no extra cost to the Purchaser, or, as applicable, its Designated Subsidiary, the Vessel shall be delivered with a full set of lashing and fittings. The same will be sufficient to lash/secure a full load of a mix of 20/40/45 foot containers, in compliance with the requirements of the Time Charters. The fuel and gas oil which are on board the Vessel at the applicable Date of Closing shall remain the property of the Vendor;

(5)	the Vessel MOA may be cancelled by the Vendor, the Purchaser or, as applicable, the Designated Subsidiary if this Agreement is terminated for any reason;
(6)

the Initial Asset Newbuilding MOA or the relevant Vessel MOA may be terminated by the Purchaser or, as applicable, its Designated Subsidiary if any of the Hanjin Contracts, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters related to the applicable Vessel being purchased and sold thereunder is terminated or cancelled for any reason whatsoever; and

(7)	fees and expenses related to the flagging of the Vessels upon their purchase shall be paid as provided for in Section 3.11 hereof.

In accordance with Section 1.2 hereof, if there is any inconsistency between the provisions of this Agreement and any Vessel MOA or, as applicable, the Initial Asset Newbuilding MOA, the provisions of this Agreement will govern.

2.7 Excluded Liabilities

The Purchaser shall not assume and shall have no obligation to discharge, perform or fulfill any liabilities or obligations of any Vendor or claims against any Vendor related to any Vendor’s Purchased Assets of any kind whatsoever in respect of the period of time prior to the relevant Closing Date, including, but not limited to, with respect to each Vendor:

(a)

any such liabilities or obligations of that Vendor incurred or accrued prior to the relevant Closing Date of that Vendor’s Purchased Assets, including but not limited to, any claim by a third party arising out of or in connection with the operation of the business of the Vendor or any operating expenses of Vessels on or before the relevant Closing Date;

(b)	all Taxes of or relating to that Vendor or, with respect to any period of time prior to the relevant Closing Date, as the case may be, of that Vendor’s Purchased Assets;
(c)	all such liabilities in respect of indebtedness of that Vendor to all persons;
(d)	all such claims and liabilities relating to services provided by that Vendor prior to the relevant Closing Date, as the case may be, of that Vendor’s Purchased Assets;
(e)

any such claims, obligations and liabilities relating to or arising out of the employment of all crew and sea-going employees employed by the Vendor or a sub-contracted party on any of its Vessels, including liens for master’s disbursements incurred in the ordinary course of trading and unpaid crew’s wages, including liabilities secured by the liens described in paragraph (iii) of the definition of Permitted Encumbrances;

(f)	all liabilities which relate to a period of time prior to the relevant Closing Date of that Vendor’s Purchased Assets;
(g)

any such obligations or liabilities of that Vendor related to any breach or default of any kind by that Vendor existing or relating to a period of time prior to the relevant Closing Date of that Vendor’s Purchased Assets or arising as a consequence of the transactions contemplated by this Agreement; and

(h)	subject to Section 7.2, any liabilities or obligations of any Vendor under the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters.

Each Vendor shall indemnify and save harmless the Purchaser from and against all such liabilities, debts, obligations and claims in accordance with Section 8.5.

3. PURCHASE PRICE

3.1 Initial Assets Purchase Price

(a)

Unless otherwise adjusted pursuant to the terms of Sections 3.5 or 3.7 of this Agreement, the aggregate purchase price for the Initial Assets, providing that all Initial Vessels are sold to the Purchaser or, as applicable, its Designated Subsidiary, will be five hundred and seventy three million dollars ($573,000,000) (the “Initial Assets Purchase Price”).

(b)

The purchase price of each of the Initial Vessels is set forth on Schedule 3.1 hereof. Simultaneously with the transfer of title to any Initial Vessel on the applicable Initial Assets Date of Closing, the Purchaser or, as applicable, its Designated Subsidiary shall pay the relevant Initial Vendor the relevant purchase price for such Initial Vessel.

(c)	The purchase price for each Initial Vessel shall be paid with the following consideration and in the following order:
i.	first by the issuance of Common Shares valued at their Initial Public Offering price up to the Initial Assets Purchase Price Maximum Share Amount; and
ii.	then by cash.
(d)

In the event of the non-purchase or non-delivery of an Initial Vessel pursuant to the terms and conditions set forth in this Agreement, including termination pursuant to Section 9.2 hereof or the Total Loss of such Initial Vessel, then, any other provisions of this Agreement notwithstanding, the Initial Assets Purchase Price shall be reduced by the purchase price of such Initial Vessel set forth on Schedule 3.1.

3.2 Contracted Assets Purchase Price

(a)

Unless otherwise adjusted pursuant to the terms of Sections 3.5, 3.7 or 5.4(e) of this Agreement, the aggregate purchase price for the Contracted Assets, providing that all Contracted Vessels are sold to the Purchaser or, as applicable, its Designated Subsidiary, will be four hundred and thirty seven million dollars ($437,000,000) (the “Contracted Assets Purchase Price”).

(b)

The purchase price of each of the Contracted Vessels is set forth on Schedule 3.2 hereof. Simultaneously with the transfer of title to any Contracted Vessel on the applicable Contracted Assets Date of Closing, the Purchaser or, as applicable, its Designated Subsidiary shall pay the relevant Contracted Vendor the relevant purchase price for such Contracted Vessel.

(c)	The purchase price for each Contracted Asset shall be paid with the following consideration and in the following order:
i.	first by the issuance of Common Shares valued at their Initial Public Offering price up to the Contracted Assets Purchase Price Maximum Share Amount; and
ii.	then by cash.
(d)

In the event of the non-purchase or non-delivery of a Contracted Vessel pursuant to the terms and conditions set forth in this Agreement, including termination pursuant to Section 9.2 hereof or the Total

Loss of such Contracted Vessel, then, any other provisions of this Agreement notwithstanding, the Contracted Assets Purchase Price shall be reduced by purchase price of such Contracted Vessel set forth on Schedule 3.2.

3.3 Payment of the Initial Asset Purchase Price and Contracted Assets Purchase Price

(a)

The cash portion of the Initial Asset Purchase Price and Contracted Assets Purchase Price will be paid by wire transfer of immediately available funds to an account designated in writing by the applicable Vendor without any form of set-off or condition and free and clear of any tax deduction. The Common Shares portion of the Initial Asset Purchase Price and Contracted Assets Purchase Price will be paid by the issuance to CMA CGM of that number of Common Shares computed, as applicable, pursuant to Section 3.1 or Section 3.2.

(b)

The Initial Vendor shall give the Purchaser written notice prior to the expected Initial Assets Date of Closing, which, to the extent applicable to the CMA CGM Château d’If, shall be consistent with the related notice requirements in Clause 18 of the Memoranda of Agreement related to that Vessel.

(c)

The Contracted Vendor shall give the Purchaser written notice prior to the expected Contracted Assets Date of Closing, which, to the extent applicable, shall be consistent with the related notice requirements in Article VII of the Ship Building Contract or the Vessel delivery dates under Clause 62 of the respective charter of each Contracted Vessel subject to the Purchase Option Charters.

3.4 Allocation of Initial Assets Purchase Price and Contracted Assets Purchase Price

The Vendors and the Purchaser agree to allocate the Initial Assets Purchase Price among the Initial Assets in accordance with Schedule 3.1 hereto and the Contracted Assets Purchase Price among the Contracted Assets in accordance with Schedule 3.2 hereof. Each Party will report the sale and purchase of the Initial Assets and the Contracted Assets for all federal, provincial, state and local tax purposes in the form and in a manner consistent with such allocation. Each Party will promptly notify the other if it receives notice that a taxing authority proposes any allocation that is different from the allocation in Schedule 3.1 or Schedule 3.2 hereof, as applicable.

3.5 Price Adjustments Prior to a Closing Date

The relevant Vendor shall notify the Purchaser as soon as practicable of any changes or discussion of changes of the purchase price of the CMA CGM Alcazar, the CMA CGM Château d’If or the Vessel that is subject to the Ship Building Contract. In the event that the purchase price of any of the three aforementioned Vessels is adjusted (but only in the manner provided below), the relevant Vendor and the Purchaser shall agree upon the revised purchase price of such Vessel at least seven (7) Business Days in advance of the Date of Closing for that Vessel. The relevant Vendor shall provide the Purchaser with a schedule giving full details of any purchase price adjustment and, if requested by the Purchaser, supporting documentation.

(a)

To the extent not otherwise accounted for in the determination of the purchase price of the CMA CGM Château d’If or the CMA CGM Alcazar, the purchase price of those Vessels will be adjusted to reflect any and all reductions to the price thereof paid by the relevant Vendor, including any reductions pursuant to Article III of the Hanjin Contracts, as described in the Memoranda of Agreement.

(b)

To the extent not otherwise accounted for in the determination of the purchase price of the Vessel subject to the Ship Building Contract, the purchase price of that Vessel will be adjusted to reflect any and all increases or reductions to the price thereof paid by the relevant Vendor to the Builder, including any adjustments pursuant to Section 5.4(e) hereof and/or Article III of the Ship Building Contract.

(c)

In the event of a purchase price adjustment to any of the CMA CGM Château d’If, the CMA CGM Alcazar or the Vessel that is subject to the Ship Building Contract pursuant to the terms of this Section 3.5, the resulting purchase price shall be paid in accordance with Section 3.3(a).

(d)

In the event that the amount of any purchase price adjustment remains in dispute and the dispute is not resolved on or before the sixth (6th) Business Day prior to the applicable Closing Date, the Vendor and the Purchaser will refer the matter to dispute resolution and arbitration pursuant to Section 10.9 hereof.

3.6 Shipyard Deficient Vessel

In the event that there is a deficiency in a Vessel such that the Vessel does not meet the specifications set forth in the Memoranda of Agreement, Hanjin Contracts or Ship Building Contract, as applicable (a “Deficient Vessel”), and if the respective Vendor is not obligated to purchase and take delivery of the Deficient Vessel, the Purchaser may at its sole discretion and liability elect to purchase the Deficient Vessel from the Vendor. Upon notice by the Vendor to the Purchaser that it will not take delivery of the Deficient Vessel under the Memoranda of Agreement or Ship Building Contract, as applicable, the Vendor shall provide the Purchaser with the timeframe under the Memoranda of Agreement or Ship Building Contract, as applicable, in which the Purchaser must ask the Vendor to purchase and take delivery of the Deficient Vessel on behalf of the Purchaser. If so requested by the Purchaser (i) within the applicable timeframe and (ii) in a written notice stating that the Purchaser (a) undertakes to pay, or a cause its Designated Subsidiary to pay, the applicable purchase price and take delivery of the Deficient Vessel at its own liability and without any recourse against the Vendor, then the Vendor shall perform the purchase and take delivery of the Deficient Vessel on its behalf exclusively for the purpose of selling it to the Purchaser or, as applicable, its Designated Subsidiary. The Purchaser or, as applicable, its Designated Subsidiary and the Vendor will then complete the purchase and sale of such Deficient Vessel as provided in this Section 3.6; always provided, that the Vendor will receive the purchase price applicable to such Deficient Vessel simultaneously with the transfer of title thereof on the date of delivery of the Deficient Vessel to the Vendor. The Purchaser or, as applicable, its Designated Subsidiary will receive all rebates, discounts or other reductions that result from such deficiency under the Memoranda of Agreement, Hanjin Contracts or Ship Building Contract, if any, including any rebates or adjustments pursuant to Article III of the Ship Building Contract or Article III of the Hanjin Contracts.

Except as provided in this Section 3.6, the Vendor shall have no obligations related to any Deficient Vessel, nor shall it (i) incur any liability related to, caused by or arising out such Vessel’s deficiency or deficiencies or (ii) have any obligation to charter out a Deficient Vessel under the Time Charters. For the avoidance of doubt, the Vendor hereby expressly disclaims any representations, warranties, covenants or obligations of the Vendor set forth in this Agreement with regard to any Deficient Vessel, including, without limitation, any representations, warranties, covenants or obligations set forth in Sections 4, 5, 6, 7 and 8 hereof.

3.7 Rebates

All rebates, discounts and reductions for the benefit of the relevant Vendor with respect to the Memoranda of Agreement or Ship Building Contract that were negotiated prior to the date of this Agreement (including a prorated portion of any fleet-based discounts, if applicable) will be for the benefit of, and payable to, the Purchaser. With respect to the CMA CGM Château d’If, the CMA CGM Alcazar or the Vessel which is subject to the Ship Building Contract, the Purchaser will have the right to receive an adjustment for those rebates, discounts and other reductions related to any deficiencies of the aforementioned Vessel to which the relevant Vendor is entitled pursuant to the Memoranda of Agreement or the Ship Building Contract (including Article III thereof).

3.8 Risk of Loss

The Vendor of each Purchased Asset will bear all risk of loss or damage to, or destruction of, such Purchased Asset until the relevant Closing Date. The Purchaser will bear all such risk of loss after the relevant Closing Date of that Purchased Asset.

3.9 Total Loss

In the event of a Total Loss of an Initial Vessel or a Contracted Vessel, the Purchaser and the Initial Vendor or Contracted Vendor, as applicable, will be released from all their contractual obligations with respect to that Initial Vessel or Contracted Vessel hereunder. In addition, the Vessel MOA, or, as applicable, the Initial Asset Newbuilding MOA, with respect to the relevant Initial Vessel or Contracted Vessel will automatically terminate with no further effect and without any right of indemnities or penalties.

3.10 Transfer Taxes

Except as otherwise provided herein, each Vendor and the Purchaser shall be liable for and shall pay for its own transfer taxes payable directly or indirectly in connection with this Agreement, including, without limitation, any excise, tonnage, customs, use, registration, recording, duties, fees and costs and any other imposts and assessments (exclusive of income taxes) exigible in respect of the transactions contemplated by this Agreement. In the event that the Purchaser, after the Closing Date of the relevant Purchased Assets, is required to pay or remit any such transfer taxes, duties, costs or other assessments which accrued and were incurred prior to the Closing Date for a Vessel, and not paid by the relevant Vendor in accordance with this Section 3.10 before the Closing Date, the relevant Vendor shall indemnify and save the Purchaser harmless in respect of the same.

3.11 Flagging

(a)

Each Vendor and the Purchaser hereby acknowledge and agree that each Vessel (except for the CMA CGM Château d’If and CMA CGM Alcazar) will be duly registered under the flag of Cyprus on or before the applicable Closing Date, and all costs relating to such flagging shall be borne as follows:

(i) solely by the Purchaser with regard to the Ville d’Orion, Ville d’Aquarius and the CMA CGM Jamaica;
(ii) split equally between the Vendor and the Purchaser with regard to the CMA CGM Sambhar and CMA CGM America; and
(iii) solely by the Vendors with regard to the all other Vessels.
(b)

Each Vendor and the Purchaser hereby acknowledge and agree that each of the CMA CGM Château d’If and the CMA CGM Alcazar will be duly registered under the flag of Panama on or before the applicable Closing Date, and all costs relating to such flagging shall be borne by the relevant Vendor. In the event that after their respective Closing Dates, either of the CMA CGM Château d’If or the CMA CGM Alcazar is registered under the flag of Cyprus, then all costs relating to such flagging shall be borne by the relevant Vendor. For the avoidance of doubt, in the event that after their respective Closing Dates, either of the CMA CGM Château d’If or CMA CGM Alcazar is registered under the flag of any jurisdiction other than Cyprus, then all costs relating to such flagging shall be borne by the Purchaser.

(c)

Each Vendor will, or will cause its designated representative to, flag the Vessels as provided for in this Section 3.11. The Purchaser hereby agrees that the Vendor, or its designated representative, will commence the flagging process on or before the applicable Closing Date on behalf of the applicable Vendor and complete the flagging process on or after the applicable Closing Date on behalf of the Purchaser (which, for the avoidance of doubt, shall not affect the allocations of costs set forth above). The Vendors and the Purchaser agree to perform and cause to be done such further acts and things as may be necessary to give full effect to the transactions contemplated in this Section 3.11.

(d)

In the event that any Vessel (except for the CMA CGM Château d’If and the CMA CGM Alcazar) is not duly registered under the flag of Cyprus as of its applicable Closing Date, then the applicable Vendor shall indemnify and hold harmless the Purchaser against all expenses, liability and losses (including attorney’s fees) actually and reasonably incurred by the Purchaser as a direct result of or directly arising from: (i) any Taxes properly incurred and duly documented (to the reasonable satisfaction of the applicable Vendor) by the Purchaser due to the failure of the Vessel to be duly registered under the Cyprus flag as of its Closing Date or (ii) any changes of crew which are necessary for the due registration of the Vessel under the Cyprus flag.

3.12 Changes to Time Charters Related to Purchase Price Adjustments

In the event of any adjustment to the purchase price of the CMA CGM Château d’If, the CMA CGM Alcazar or the Vessel that is subject to the Ship Building Contract pursuant to the terms of Sections 3.5, 3.7 or, in the case of the Vessel that is subject to the Ship Building Contract only, 5.4(e) hereof, the Purchaser and the relevant Vendor will cause a corresponding adjustment (which, in the case of the CMA CGM Château d’If and the CMA CGM Alcazar, shall be a reduction and, in the case of the Vessel that is subject to the Ship Building Contract, may be either a reduction or an increase) to be made to the charter hire paid for such Vessel pursuant to the terms of the relevant Time Charter.

4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Vendors

Except as set out expressly in this Agreement, the Vendors make no representation or warranty with respect to the Purchased Assets. The representations and warranties of the Vendors contained herein are joint and several. Each Vendor represents and warrants that:

(a)

it is a corporation duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement;

(b)

the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)

the execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its articles of incorporation or bylaws or other organizational documents, including any resolution of its board of directors (or any committee thereof); (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Law; and (iv) any material contract or any material provision of any material contract to which it is party or by which its properties are bound, and to the extent applicable, the Memoranda of Agreement or the Ship Building Contract;

(d)

except as set forth in Schedule 4.1(d) and except as have already been obtained, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereunder;

(e)	its Purchased Assets are owned beneficially by it with a good and marketable title thereto, free and clear of any Encumbrances other than Permitted Encumbrances;
(f)

there is no agreement, contract, option, commitment or other right or understanding in favor of, or held by, any Person other than the Purchaser to acquire any of its Purchased Assets that has not been waived;

(g)

correct and complete copies of its organizational documents (as amended to the date hereof), the Memoranda of Agreement, the Hanjin Contracts, Ship Building Contract and the Purchase Option Charters have been made available to the Purchaser;

(h)

if it is an Initial Vendor, each of its Initial Vessels, or if it is the Contracted Vendor, each of its Contracted Vessels, will be at the respective Date of Closing: (i) free and clear of any Encumbrances, including Permitted Encumbrances, and good and marketable title thereto will be transferred to the Purchaser at the Date of Closing; (ii) adequate and suitable for use by the Vendor in its business as presently conducted by it in all material respects; (iii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iv) in the same condition as such Vessel was at the time of the Purchaser’s inspection, fair wear and tear excepted; (v) insured against all risks, and in amounts, consistent with common industry practices; (vi) in compliance with maritime laws, including, but not limited to ISM and ISPS Codes; (vii) duly registered under the flag set forth opposite the Vessel’s name on Schedule A or Schedule B hereto, unless otherwise notified in writing by the relevant Vendor to the Purchaser at least seven (7) Business Days in advance of the applicable Closing Date; (viii) certified by a member of the International Association of Classification Societies to be in class and, except for the Existing Conditions or Recommendations, without condition or recommendation, free of average damage affecting such Vessel’s class and with classification certificates and national certificates, as well as all other certificates such Vessel had at the time of inspection, valid and unextended without condition or recommendation by classification society and with an unexpired term of at least three (3) months and (ix) free and clear of arrest and detention;

(i)

There are no actions, suits or proceedings pending before or by any Governmental Authority or before any arbitrator of any kind, against it (other than any such actions, suits or proceedings that could not reasonably be expected to adversely impact its ability to consummate the transactions contemplated hereby or to adversely impact the value of the Purchased Assets) and it is not subject to any settlements, consent decrees, judgments, injunctions, orders or findings related to the Purchased Assets that would reasonably be expected to adversely impact its ability to consummate the transactions contemplated hereby or to adversely impact the value of the Purchase Assets;

(j)

it owns or possesses all material licenses, permits, franchises, registrations and similar authorizations of any Government Authority which are necessary and used in the operation of its business as of the date hereof (each, a “License” and collectively, the “Licenses”); no such License will terminate or be subject to termination or revocation as a result of the consummation of the transactions contemplated hereby; all Licenses are in full force and effect and no proceeding is pending or, to the knowledge of the Vendor, threatened seeking the revocation or limitation of any such License; and all required filings with respect to Licenses have been timely made and all required applications for renewal thereof have been timely filed;

(k)

it owns or it owns or possesses all permissions, licenses, consents or other documentation required to change or have changed the flag of the CMA CGM Berlioz from France to a mutually agreed upon European flag before the sale of such Vessel to the Purchaser. The Purchaser shall not bear the costs directly related to the re-flaggings, regardless of whether they occur after the sale of such Vessels to the Purchaser;

(l)

except as disclosed in the financial statements contained in the Purchaser’s registration statement, and except as incurred in the ordinary course of business since the date thereof, there is no material liability, debt or obligation of or claim against any Vendor relating to any of the Purchased Assets that is known or should reasonably be known to the Vendors; and

(m)

it has disclosed any Existing Conditions or Recommendations of which such Vendor has knowledge, including by reason of classification society reports, either (i) on Schedule 4.1(m) hereof or (ii) by written notice to the Purchaser at least seven (7) Business Days prior to the applicable Date of Closing.

4.2 Representations and Warranties of the Purchaser

The Purchaser represents and warrants that:

(a)

it is a corporation duly incorporated, organized and validly existing under the laws of the Republic of the Marshall Islands; and has full power and capacity to enter into, carry out the transactions contemplated by, and duly observe and perform all its obligations contained in this Agreement;

(b)

the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)

neither the execution and delivery of this Agreement nor the completion and performance of the transactions and obligations contemplated by or contained in this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of its articles of incorporation or bylaws or other organizational documents including any resolution if its board of directors (or any committee thereof), the Credit Facility, the Initial Asset Newbuilding MOA or any Encumbrance, indenture, contract, agreement or instrument to which it is a party or by which it is bound;

(d)

it or a duly authorized representative has inspected the applicable Vessel (except for the CMA CGM Château d’If and CMA CGM Alcazar and the Vessel that is subject to the Ship Building Contract) and its class records prior to the Date of Closing of the such Vessel; and

(e)	any actions which it causes a Designated Subsidiary to take hereunder have been duly authorized by all necessary corporate action.

4.3 Representations and Warranties of CMA CGM

CMA CGM represents and warrants that:

(a)	it legally and beneficially owns directly or indirectly all of the issued and outstanding shares of each of the other Vendors;
(b)

it is a corporation duly incorporated, organized and validly existing in good standing under the laws of France and has full power and capacity to enter into, carry out the transactions contemplated by and duly observe and perform all its obligations contained in this Agreement;

(c)

the execution and delivery of this Agreement, the Ship Building Contract, the Memoranda of Agreement, the Purchase Option Charters and the Purchase Options and all documents, instruments and agreements required to be executed and delivered by it pursuant to the respective terms thereof and the completion of the transactions contemplated by this Agreement, the Ship Building Contract, the Memoranda of Agreement, the Purchase Option Charters and the Purchase Options have been duly authorized by all necessary action on its part, and this Agreement, the Ship Building Contract, the Memoranda of Agreement, the Purchase Option Charters and the Purchase Options have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(d)

the execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its articles of incorporation or bylaws or other organizational documents, including any resolution of its board of directors (or any committee thereof); (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Law and (iv) any material provision of any material contract to which it is a party or by which its properties are bound, including the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract, the Purchase Option Charters or the Purchase Options;

(e)

correct and complete copies of CMA CGM’s exercise of the Purchase Options have been provided to the Purchaser and its counsel and each Purchase Option has been duly and validly exercised in compliance with the terms thereof;

(f)	the Memoranda of Agreement, the Ship Building Contract, the Purchase Options and the Purchase Option Charters are in good standing and in full force and effect;
(g)

to the best of its knowledge, the Memoranda of Agreement, the Hanjin Contracts, the Ship Building Contract, the Purchase Options and the Purchase Option Charters are valid and binding obligations of the other parties thereto, enforceable in accordance with their terms;

(h)

it has complied with all material terms of each of the Memoranda of Agreement, the Ship Building Contract, the Purchase Options and the Purchase Option Charters, and, as applicable, has paid all contractual installments due thereunder, has not waived any material rights thereunder and no material default or breach exists in respect thereof on its part or, to its knowledge, any of the other parties thereto and, to its knowledge, no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach according to any of the Memoranda of Agreement, the Ship Building Contract, the Purchase Options or the Purchase Option Charters;

(i)

it is purchasing the Common Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended, of United States federal law and it does not have any present intention to transfer the Common Shares to any other person or entity and it shall not assign, encumber or dispose of any interest in the Common Shares acquired pursuant to the terms of this Agreement except in compliance with applicable securities laws;

(j)

it understands that the Common Shares have not been registered under the Securities Act of 1933, as amended, of United States federal law by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of CMA CGM’s investment intent as expressed herein;

(k)

it understands that the Common Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it must hold the Common Shares indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. CMA CGM acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Shares, and other requirements which are outside of the CMA CGM’s control;

(l)	it understands that any certificates representing the Common Shares shall bear the following legends (as well as any legends required by applicable United States securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

5. PRE-CLOSING MATTERS

5.1	Covenants of the Vendors Prior to Closing

Each Vendor hereby agrees and covenants that during the period of time after the date of this Agreement and prior to the Date of Closing of that Vendor’s Purchased Assets, that Vendor:

(a)

shall, until the relevant Date of Closing for any Purchased Asset, continue to maintain in full force and effect all policies of insurance and renewals thereof now in effect in respect of that Vendor’s Purchased Assets, unless otherwise agreed to in writing by the relevant Vendor and the Purchaser,

(b)

shall use its reasonable efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Purchaser in connection with the foregoing, including using all reasonable efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement;

(c)

shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of that Vendor’s Purchased Assets and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;

(d)	shall use reasonable efforts to preserve and protect that Vendor’s Purchased Assets;
(e)	shall comply in all material respects with all Applicable Laws affecting the operation of that Vendor’s Purchased Assets;
(f)	shall pay all Taxes due and payable relating to the operation of its Purchased Assets which arise prior to, or are related to, a period of time prior to the Date of Closing of its Purchased Assets;
(g)	shall not cause or, to the extent reasonably within its control, sell, transfer or dispose of any of that Vendor’s Purchased Assets;
(h)	shall not cause or, to the extent reasonably within its control, permit any attachments to or affecting any of that Vendor’s Purchased Assets;
(i)	prior to the Date of Closing for the CMA CGM Berlioz, change the flag of that Vessel from France to a mutually agreed upon European flag and bear all costs directly related thereto; and
(j)	shall use its commercially reasonable efforts to remedy or cure any Existing Conditions or Recommendations at its own expense.
5.2	Covenants of the Purchaser Prior to Closing
(a)

The Purchaser hereby agrees and covenants that during the period of time after the date of this Agreement and prior to each Date of Closing, the Purchaser shall, in respect of the Purchased Assets to be transferred at each such Date of Closing, take, or cause to be taken, all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of those Purchased Assets by it or its Designated Subsidiary and the execution and delivery of this Agreement and the other agreements and documents contemplated hereof; and

(b)

Subject to the provisions of Section 3.3, at each respective Closing Date, the Purchaser undertakes to have, or to cause its applicable Designated Subsidiary to have, sufficient available funds to pay the relevant purchase price for each Vessel.

5.3	Covenants of CMA CGM Prior to Closing

CMA CGM hereby agrees and covenants that during the period of time after the date of this Agreement and prior to the Date of Closing, CMA CGM:

(a)

shall cooperate with the Purchaser and use its reasonable efforts to obtain, at or prior to the relevant Date of Closing, the consents required in respect of the assignment or transfer of its Vessel Warranties and all other rights and benefits under the Ship Building Contract, to the extent assignable; and

(b)

prior to the relevant Date of Closing, shall not assign its rights or obligations under or amend, alter or otherwise modify any material provision of the Ship Building Contract, Memoranda of Agreement or Purchase Option Charters without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

5.4 Provisions in Respect of the Memoranda of Agreement, Ship Building Contract, Purchase Option Charters and the Vessel Warranties

Each Vendor and the Purchaser covenant and agree that from the date of this Agreement until the Date of Closing of a Vendor’s Purchased Assets:

(a)

each Vendor shall not assign its rights or obligations under the Ship Building Contract, Memoranda of Agreement, Purchase Option Charters or Vessel Warranties, without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(b)

with respect to any Vessel currently under construction, the Initial Vendor or Contracted Vendor, as the case may be, shall consult with the Purchaser regarding (i) all material decisions to be made pursuant to the Ship Building Contract and Memoranda of Agreement, as applicable, and shall make such decisions only with the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed; (ii) any other matter material to the condition or operation of such Vessel, and shall make any decisions arising therefrom only with the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed and (iii) any inspections of the CMA CGM Château d’If and the CMA CGM Alcazar, the Vessels subject to the Shipbuilding Contract or the Purchase Option Charters; provided; however; that the Initial Vendor or Contracted Vendor shall have no obligation to take any action with regard to an inspection which would cause such Vendor to violate the terms of the Memoranda of Agreement, the Shipbuilding Contract or the Purchase Option Charters, as applicable.

(c)

the Initial Vendor or Contracted Vendor, as the case may be, shall observe and perform in a timely manner, all of its covenants and obligations under the Ship Building Contract, Memoranda of Agreement, Initial Asset Newbuilding MOA or Purchase Option Charters and (i) in the case of a default by another party thereto, it shall forthwith advise the Purchaser of such default and shall, if reasonably requested by the Purchaser, enforce all of its rights under the Ship Building Contract, Memoranda of Agreement, Purchase Option Charters or Purchase Options in respect of such default and (ii) in the case of a breach or anticipated breach of the Ship Building Contract, Memoranda of Agreement or Purchase Option Charters by the Initial Vendor or Contracted Vendor, as the case may be, it shall permit upon written demand the Purchaser to cure on its behalf such breach or anticipated breach and shall promptly reimburse the Purchaser for any and all costs that the Purchaser may expend in order to effect such cure, except in the case of termination of the Ship Building Contract, Memoranda of Agreement or Purchase Option Charters;

(d)

the Initial Vendor or Contracted Vendor, as the case may be, will not, from and after the date of this Agreement, agree to any change in the purchase price of a Vessel or amend or seek to amend any rebate, reduction, discount or refund with respect to the purchase price of the Vessel as set out in the Ship Building Contract or Memoranda of Agreement or negotiate any further such change, rebate, reduction, discount or refund, without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed; and

(e)

if any amendment, alteration or modification of any material provision of the Ship Building Contract pursuant to Section 5.3(b), any exercise of rights of a Vendor under the Ship Building Contract pursuant to Sections 5.4(a) or any options or material decision under the Ship Building Contract pursuant to Section 5.4(b) results in an adjustment to the purchase price of the Vessel that is subject to the Ship Building Contract, then the Contracted Assets Purchase Price will be adjusted accordingly pursuant to such section; provided, that the Purchaser may reasonably withhold its consent pursuant to the foregoing provisions if it is not notified in writing of any such adjustment to the purchase price at least fifteen (15) business days in advance of the Date of Closing for that Vessel and provided, further, that the resulting purchase price shall be paid in accordance with Section 3.3(a).

5.5 Delivery of Initial Asset Newbuilding MOA and Vessel MOAs

As soon as practicable but in event no later than ten (10) Business Days prior to the Closing Date for the CMA CGM Château d’If, CMA CGM and the Purchaser or, as applicable, its Designated Subsidiary, shall enter into the Initial Asset Newbuilding MOA in form and substance as agreed between CMA CGM and the Purchaser and as set out in substantially the form of Schedule D hereto.

As soon as practicable but in event no later than ten (10) Business Days prior to the applicable Closing Date for the relevant Vessel (except for the CMA CGM Château d’If), each Vendor and the Purchaser or, as applicable, its Designated Subsidiary, shall enter into a Vessel MOA in respect of that Vendor’s Contracted Vessel or Initial Vessel, as the case may be, in form and substance as agreed between the Parties, as set out in substantially the form of Schedule 2.6 hereto and subject to the terms of Section 2.6 hereof.

6. CONDITIONS OF CLOSING

6.1 Conditions of the Purchaser

The obligation of the Purchaser to complete, or, as applicable, to cause the relevant Designated Subsidiary to complete, the purchase of any Vendor’s Purchased Assets is subject to the fulfillment of the following conditions:

(a)	the completion of the Initial Public Offering;
(b)	the ability of the Purchaser to borrow any necessary funds under the Credit Facility;
(c)

the representations and warranties of that Vendor and CMA CGM contained in this Agreement being true and correct on and as of the applicable Date of Closing of the relevant Vendor’s Purchased Assets with the same effect as though such representations and warranties had been made as of the applicable Date of Closing of the relevant Vendor’s Purchased Assets;

(d)

all of the covenants and obligations of that Vendor and CMA CGM to be performed or observed on or before applicable Date of Closing of the relevant Vendor’s Purchased Assets pursuant to this Agreement having been duly performed or observed;

(e)

in respect of each of the Initial Assets Closings and Contracted Assets Closing, each of the relevant Vendors has delivered to the Purchaser or, as applicable, its Designated Subsidiary a duly executed copy of the documents and agreements described in Section 2.6 with respect to the relevant Initial Vessel or relevant Contracted Vessel, as the case may be;

(f)

there having been delivered to the Purchaser a certificate of that Vendor dated the same date as the applicable Date of Closing, executed by an authorized officer or director of that Vendor, certifying that the representations and warranties made by that Vendor in this Agreement are true and correct as at the applicable Date of Closing of the relevant Vendor’s Purchased Assets and that all covenants and obligations to be observed or performed by that Vendor on or before the applicable Date of Closing, as the case may be, pursuant to the terms of this Agreement have been duly observed and performed;

(g)

prior to the Closing Date of the Contracted Vessel that is subject to the Ship Building Contract, the notifications, consents and approvals referred to in Schedule 4.1(d) hereto shall have been validly given or obtained;

(h)	prior to the applicable Closing Date of any Vessel, the board of directors of the applicable Vendor will have approved this Agreement and the transactions contemplated hereby;
(i)

prior to the applicable Closing Date of any Vessel, CMA CGM (or one of its Subsidiaries), the Ship Manager and the Vendors, as applicable, shall have entered into the documents relevant to that Vessel, including the applicable Vessel MOA (or Initial Asset Newbuilding MOA, in the case of the CMA CGM

Château d’lf), the applicable Management Agreement and the applicable Time Charter, none which shall have been terminated and all of which shall remain effective as of the applicable Date of Closing;

(j)

prior to the applicable Closing Date of any Vessel, all the proceedings contemplated to be taken by this Agreement in connection with the transactions herein and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith;

(k)

prior to the applicable Closing Date of any Vessel, no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the relevant Vendor’s Purchased Assets;

(l)	the relevant Vessel shall be transferred to the Purchaser free and clear of any Encumbrances;
(m)

prior to the applicable Closing Date of (i) the CMA CGM Château d’If and CMA CGM Alcazar, the Purchaser is satisfied that CMA CGM has inspected such Vessels prior to their respective Delivery Dates in accordance with the Memoranda of Agreement, (ii) the Vessel acquired under the Ship Building Contract, the Purchaser is satisfied that CMA CGM has inspected that Vessel prior to its Delivery Date in accordance with the Ship Building Contract and (iii) any Contracted Vessels which are subject to the Purchase Option Charters, CMA CGM has exercised its Purchase Options pursuant to the terms thereof; and

(n)	prior to the Closing Date of the CMA CGM Berlioz, the relevant Vendor shall have changed her flag from France to a mutually agreed upon European flag and borne all costs directly related thereto.

In the event that any of the foregoing conditions set forth in subsections (a) through (n) of this Section 6.1 are not performed or fulfilled for a Vessel (the “Missing Condition”) at or before the applicable Date of Closing, and save that the Missing Condition can not be cured within ten (10) Business Days or waived by consent of all the Parties, the Purchaser may terminate this Agreement for such Vessel with respect to that Vendor, in which event the Purchaser will be released from all obligations under this Agreement in respect of that Vessel, including the payment of that Vessel’s purchase price to such Vendor, and that Vendor will also be so released in respect of the Purchaser unless such Vendor was reasonably capable of causing such condition or conditions to be fulfilled within ten (10) Business Days or unless that Vendor breached any of its covenants or obligations in or under this Agreement which were not capable of remedy within ten (10) Business Days. The foregoing conditions are for the benefit of the Purchaser only and accordingly the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in this Agreement in whole or in part.

(o)

In addition to the foregoing conditions precedent set forth in subsections (a) through (n) of this Section 6.1, the obligation of the Purchaser to complete, or, as applicable, to cause the relevant Designated Subsidiary to complete, the purchase of any Vessel with any Existing Conditions or Recommendations, the purchase price of which would be funded entirely or in any part by borrowings made under the Credit Facility, shall be subject to the fulfillment of the following additional conditions prior to the applicable Closing Date: (i) the Lenders shall have acknowledged in writing the existence of any such Existing Conditions or Recommendations and (ii) consented in writing to the purchase of such Vessel with borrowings made under the Credit Facility.

In the event that the Lenders do not provide the foregoing acknowledgement and consent set forth in subsection (o) of this Section 6.1, then the applicable Vendor shall fully repair and cure the Existing Conditions or Recommendations at its sole expense as soon as practicable. Once such Vessel is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class, as evidenced by the requisite classification certificates and national certificates, the relevant Vendor and Purchaser shall be obligated to complete the purchase of the Vessel in accordance with the terms herein; provided that the Purchaser has available, or is able to obtain under the Credit Facility, sufficient funds to pay the relevant purchase price for the Vessel.

6.2 Conditions of the Vendors

The obligation of each Vendor to complete the sale of that Vendor’s Purchased Assets contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)

on or prior to the applicable Closing Date for the CMA CGM Château d’If and CMA CGM Alcazar, the Contracted Vessel subject to the Ship Building Contract and the Contracted Vessels subject to the Purchase Option Charters, the relevant Vessels shall have been Delivered to CMA CGM;

(b)

the representations and warranties of the Purchaser contained in this Agreement being true and correct on and as of the applicable Date of Closing of the relevant Vendor’s Purchased Assets with the same effect as though such representations and warranties had been made as of the applicable Date of Closing of the relevant Vendor’s Purchased Assets;

(c)

prior to the applicable Closing Date of any Vessel, all of the covenants and obligations of the Purchaser related to the relevant Vendor’s Purchased Assets to be performed or observed on or before the applicable Date of Closing pursuant to this Agreement having been duly performed or observed;

(d)

there having been delivered to that Vendor a certificate of the Purchaser dated the same date as the applicable Closing Date, executed by an authorized officer or director of the Purchaser, certifying that the representations and warranties made by the Purchaser in this Agreement are true and correct as at the applicable Date of Closing of the relevant Vendor’s Purchased Assets and that the covenants and obligations to be observed or performed by the Purchaser on or before the applicable Date of Closing of the relevant Vendor’s Purchased Assets pursuant to the terms of this Agreement have been duly observed and performed;

(e)

prior to the applicable Closing Date of any Vessel, no legal or regulatory action or proceeding shall be pending by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the relevant Vendor’s Purchased Assets;

(f)	prior to the applicable Closing Date of any Vessel, the board of directors of the Purchaser will have approved this Agreement and the transactions contemplated by this Agreement;
(g)	prior to the applicable Closing Date of any Vessel, the Initial Public Offering has been completed;
(h)

prior to the applicable Closing Date of any Vessel, the Purchaser shall have, or, as applicable, shall have caused its Designated Subsidiary to have, entered into the documents relevant to that Vessel, including the applicable Vessel MOA (or Initial Asset Newbuilding MOA, in the case of the CMA CGM Château d’lf), the applicable Management Agreement and the applicable Time Charter, none which shall not have been terminated and shall remain effective as of the applicable Date of Closing; and

(i)

prior to the applicable Closing Date of any Vessel, all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Vendors and their counsel, and the Vendors shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

In the event of a Missing Condition for a Vessel at or before the applicable Date of Closing, and save that the Missing Condition can not be cured within ten (10) Business Days or waived by consent of all the Parties, the Vendor may terminate this Agreement for such Vessel, in which event, that Vendor will be released from all obligations under this Agreement in respect of that Vessel, and the Purchaser will also be so released in respect of that Vendor unless the Purchaser was reasonably capable of causing such condition or conditions to be fulfilled within ten (10) Business Days or unless the Purchaser has breached any of its covenants or obligations in or under this Agreement which were not capable of remedy within ten (10) Business Days. The foregoing conditions are for the benefit of each Vendor individually, and accordingly each Vendor will be entitled to only waive compliance with any such conditions in respect of itself, if it sees fit to do so, without prejudice to (i) the rights of any other

Vendor, (ii) its rights and remedies at law and in equity and (iii) any of its rights of termination in the event of non-performance of any other conditions of this Agreement in whole or in part.

6.3 Actions to Satisfy Closing Conditions

Each Party shall take all actions as are within its power and otherwise use its commercially reasonable efforts so as to ensure compliance with the conditions set forth in this Section 6.

6.4 Effect of Waiver

A waiver by either the Purchaser or any Vendor of any one or more of the conditions referred to Section 6.1 or Section 6.2 respectively will be without prejudice to such Parties’ right to terminate this Agreement in respect of any other non-fulfillment of any other of the conditions set out in Section 6.1 or 6.2 respectively; provided, however, that in respect of all conditions that remain capable of satisfaction, there shall be afforded a reasonable cure period before such termination right is exercised.

7. POST-CLOSING COVENANTS

7.1 Exercise Under the Memoranda of Agreement, Ship Building Contract or Purchase Option Charters

If, and to the extent that, a Vendor is unable to transfer or assign to the Purchaser (i) if applicable, any of the Vessel Warranties or (ii) any of its rights or benefits under the Memoranda of Agreement, Ship Building Contract or Purchase Option Charters in accordance with this Agreement and the Initial Asset Newbuilding MOA prior to the applicable Date of Closing or if at any time and from time to time after the applicable Date of Closing, the Purchaser is unable to exercise fully any of its rights, or derive the full benefit of such rights, under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, including with respect to the “Warranty of Quality” described in Article IX of the Memoranda of Agreement and Article IX of the Ship Building Contract, any extended guarantee rights or of any of the Vendor’s Vessel Warranties or any rights or benefits related thereto, that Vendor shall, at the written request of the Purchaser, enforce all or any of its rights under the Memoranda of Agreement, Ship Building Contract, Purchase Option Charter or the relevant Vessel Warranties, as the case may be, and promptly deliver to the Purchaser any such benefits received by it thereunder. If, and to the extent that, CMA CGM is unable to exercise any of its rights under the Purchase Option Charters by reason of, arising out of or in connection with a default of, or non-performance by any of CONTI 39. Container-Schiffahrts-GmbH & CO. KG Nr. 1; CONTI 41. Container-Schiffahrts-GmbH & CO. KG Nr. 1; or CONTI 42. Container-Schiffahrts-GmbH & CO. KG Nr. 1, then CMA CGM shall, at the written request of the Purchaser, take such action as is required to enforce its rights thereunder, including, without limitation, filing suit.

The Purchaser will bear all reasonable costs, fees and expenses without limitation and any claims for loss or damages in connection with the exercise and/or enforcement, as requested by the Purchaser, of any or all rights or benefits of the relevant Vessel Warranties or under the Memoranda of Agreement, Ship Building Contract or Purchase Option Charters.

7.2 Post-Delivery Obligations

The Purchaser will abide by and comply with the Post-Delivery Obligations in connection with the enjoyment or exercise of any right or benefit assigned to the Purchaser under Section 2.1(c), 2.2(c), 2.2(d) or derived by the Purchaser under Section 7.1 and will pay for all such expenses and costs charged by the Builder or third party charterer, if any, in association therewith.

7.3 Covenants of the Vendors

The Vendors covenant and agree that if, on the applicable Date of Closing of the relevant Vessel, any of the Existing Conditions or Recommendations has not been fully repaired and cured by the relevant Vendor, then such Vendor shall fully repair and cure the Existing Conditions or Recommendations at its sole expense during the next scheduled drydocking of that Vessel. In the event that a Vessel is off-hire due to any of the Existing Conditions or Recommendations or for any repairs thereof, the relevant Vendor shall pay the Purchaser the daily charter hire amounts (as provided in the relevant Time Charter) for each day that such vessel is off-hire due to any of the

Existing Conditions or Recommendations or for any repairs thereof. Notwithstanding anything in this Agreement to the contrary, once any Vessel with Existing Conditions or Recommendations is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class (as evidenced by the requisite classification certificates and national certificates), the Vendors shall have no further obligations under this Section 7.3.

7.4 Covenants of CMA CGM

CMA CGM covenants and agrees that:

(a)

for so long as any obligation of a Vendor is outstanding under this Agreement: (i) it shall not sell or transfer, whether by one or a series of transactions, any part of the issued share capital of such Vendor without the prior written consent of the Purchaser, such consent not to be unreasonably withheld (except that such consent shall not be required for any sale or transfer of any part of the issued share capital of a Vendor (not including CMA CGM), or for any merger or consolidation between any Vendor and CMA CGM where CMA CGM is the purchaser of the share capital or the surviving entity); (ii) it shall not liquidate such Vendor, unless CMA CGM assumes any and all liabilities and obligations of such Vendor; and (iii) it will provide such Vendor with such support and assistance as may be required to enable it to maintain its good standing in its jurisdiction of organization;

(b)

it will, and it will cause each Vendor to, perform its obligations under this Agreement and it will perform its obligations under the Initial Asset Newbuilding MOA in accordance with its terms and, it will take Delivery of the CMA CGM Château d’If and CMA CGM Alcazar under the terms of the Memoranda of Agreement, the Contracted Vessel under the Ship Building Contract and the Vessels subject to the Purchase Option Charters under the Purchase Option Charters;

(c)

it will, and it will cause each Vendor to, transfer the relevant Purchased Assets to the Purchaser or, as applicable, its Designated Subsidiary, against the Purchaser’s or, as applicable, its Designated Subsidiary’s, full payment of the applicable purchase price for such Initial Asset or Contracted Asset, as the case may be, in accordance with the terms and conditions of this Agreement;

(d)

it will, and it will cause each Vendor to, provide the Purchaser with all necessary financial information applicable to the Purchased Assets up to the relevant Closing Date so that the Purchaser can prepare complete and accurate periodic financial statements in accordance with U.S. GAAP and according to any Applicable Laws, rules and regulations. Further, CMA CGM will, and will cause each Vendor to, cooperate with the Purchaser in the Purchaser’s preparation of its accounts and provide the Purchaser and its auditor with such information and assistance regarding the Purchased Assets as the Purchaser may reasonably require in connection with preparing its periodic financial statements; and

(e)

it will, and it will cause its Affiliates (including the Ship Manager) to provide monthly financial reports or other reasonably necessary financial information to the Purchaser to enable the Purchaser to fulfill its public reporting requirements on a timely basis. Any such financial reports shall comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 under United States federal law.

8. SURVIVAL OF REPRESENTATIONS AND RECOURSE

8.1 Survival of Representations, Warranties and Covenants of the Vendors

The representations, warranties, covenants and obligations of each Vendor in or under this Agreement (except for Sections 7.1, 7.3 and 10.2 hereof) and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby and will continue in full force and effect for a period of one year from the applicable Closing Date (except in the case of the liquidation, merger or consolidation of any Vendor (not including CMA CGM) pursuant to the terms of Section 7.4 hereof). At the end of such period, such representations, warranties, covenants and obligations will terminate and no claim may be brought by the Purchaser against any Vendor thereafter in respect of such representations, warranties, covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The covenants and obligations of each of the Vendors in or under Sections 7.1 and 10.2 will survive the completion of the transactions contemplated hereby and will terminate when the underlying Vessel Warranties or the rights or benefits under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, as the case may be, have contractually terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the Purchaser against the Vendor thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The covenants and obligations of each of the Vendors in or under Section 7.3, will survive the completion of the transactions contemplated hereby and will terminate once any Vessel with Existing Conditions or Recommendations is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class (as evidenced by the requisite classification certificates and national certificates).

The Purchaser shall have no claim for a breach of any representation, warranty, covenant or obligation of the Vendor pursuant to this Agreement in respect of any matter that (i) was known to it at the relevant Date of Closing, irrespective of whether such matter was known to it as a result of searching, investigation or inquiries made by it (or on its behalf) or disclosed to it by a Vendor (or on behalf of a Vendor) or (ii) is capable of prompt remedy.

8.2 Survival of Representations, Warranties and Covenants of the Purchaser

The representations, warranties, covenants and obligations of the Purchaser in or under this Agreement (except for Sections 7.2 and 10.2 hereof) and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby and will continue in full force and effect for a period of one year from the applicable Closing Date. At the end of such period, such representations, warranties, covenants and obligations will terminate and no claim may be brought by the relevant Vendor against the Purchaser thereafter in respect of such representations, warranties, covenants and obligations, except for claims that have been asserted by the Vendor prior to such termination.

The covenants and obligations of the Purchaser in or under Sections 7.2 and 10.2 of this Agreement will terminate when the underlying Vessel Warranties or the rights or benefits under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, as the case may be, have contractually terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the relevant Vendor against the Purchaser thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

Neither CMA CGM nor any Vendor shall have a claim for breach of any representation, warranty, covenant or obligation of the Purchaser pursuant to this Agreement in respect of any matter that (i) was known to it at the relevant Date of Closing and irrespective of whether such matter was known to it as a result of searching, investigation or inquiries made by it (or on its behalf) or disclosed to it by the Purchaser (or on behalf of the Purchaser) or (ii) is capable of prompt remedy.

8.3 Survival of Representations, Warranties and Covenants of CMA CGM

The representations, warranties, covenants and obligations of CMA CGM in or under this Agreement (except for Sections 7.1 and 10.2 hereof), and in or under any documents, instruments and agreements delivered pursuant to this Agreement (including, without limitation, the Initial Asset Newbuilding MOA), will survive the completion of the transactions contemplated hereby and will continue in full force and effect for a period of one year from the applicable Closing Date. At the end of such period, such representations, warranties, covenants and obligations will terminate and no claim may be brought by the Purchaser against CMA CGM thereafter in respect of such representations, warranties, covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The covenants and obligations of CMA CGM in or under Sections 7.1 and 10.2 of this Agreement will terminate when the underlying Vessel Warranties or the rights or benefits under the Initial Asset Newbuilding MOA, the Memoranda of Agreement, the Ship Building Contract or the Purchase Option Charters, as the case may be, have contractually terminated or otherwise expired. At the end of such period, such covenants and obligations will terminate and no claim may be brought by the Purchaser against CMA CGM thereafter in respect of such covenants and obligations, except for claims that have been asserted by the Purchaser prior to such termination.

The Purchaser shall have no claim for breach of any representation, warranty, covenant or obligation of CMA CGM pursuant to this Agreement in respect of any matter that (i) was known to it at the relevant Date of Closing and irrespective of whether such matter was known to it as a result of searching, investigation or inquiries made by it (or on its behalf) or disclosed to it by CMA CGM (or on behalf of CMA CGM) or (ii) is capable of prompt remedy.

8.4 Reliance

Each Vendor acknowledges and agrees that the Purchaser is relying on the representations and warranties and other terms and conditions of this Agreement.

CMA CGM acknowledges and agrees that the Purchaser is relying on the representations and warranties of this Agreement and other terms and conditions of this Agreement and the Initial Asset Newbuilding MOA.

The Purchaser acknowledges and agrees that each Vendor and CMA CGM are relying on the representations and warranties and other terms and conditions of this Agreement.

8.5 Indemnity by the Vendors

Each Vendor will indemnify, defend and hold harmless the Purchaser and the respective current and former directors, officers and employees of the Purchaser and its Affiliates and their heirs, successors and assigns (the “Purchaser’s Indemnified Persons”) harmless from and against all documented Losses properly suffered or incurred by the Purchaser’s Indemnified Persons:

(a)

by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any material representation or warranty, or a failure to perform or observe fully any material covenant, agreement or obligation of, that Vendor in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by such Vendor;

(b)	arising out of or in connection with any liabilities or obligations of that Vendor relating to that Vendor’s Purchased Assets or otherwise encompassed in Section 2.7 of this Agreement;
(c)	arising out of or in connection with any and all claims of third parties relating to that Vendor’s Purchased Assets or the operation thereof at or before the respective Closing Date;
(d)

arising out of or in connection with any tax liabilities of that Vendor which has occurred or been initiated prior to delivery and relating to the Vendor’s Purchased Assets, including any assessment or re-assessment by a taxing authority of any tax return of that Vendor; or

(e)

arising out of or in connection with any Existing Conditions or Recommendations on Vessels sold to the Purchaser, including but not limited to: (i) the cost of any drydocking that is required as a direct result of any Existing Conditions or Recommendations; (ii) any loss of hire under, or by reason of the cancellation of, the Time Charter for such Vessel that directly results from any Existing Conditions or Recommendations and (iii) any damages from any action, suit or claim that directly results from any Existing Conditions or Recommendations.

Any claim for indemnification made pursuant to Section 8.5(a) or (d) (other than a claim made under Sections 7.1 or 10.2) must be made within one year from the applicable Closing Date. Any claim for indemnification made pursuant to Section 8.5(b) or (c) must be made within two years from the applicable Closing Date of such Vessel.

Any claim for indemnification made pursuant to Section 8.5(e) must: (i) result from a Loss properly suffered or incurred by a Purchaser Indemnified Person prior to the time such Vessel is certified by a member of the International Association of Classification Societies to be in class and without condition or recommendation, and free of average damage affecting such Vessel’s class (as evidenced by the requisite classification certificates and national certificates) and (ii) be made within two years from the applicable Closing Date.

Any claim for indemnification under Section 7.1 or 10.2 hereof must be made within the timeframe specified in Section 8.1 hereof.

8.6 Indemnity by the Purchaser

The Purchaser will indemnify and save each Vendor, CMA CGM and their current and former directors, officers and employees of each Vendor, CMA CGM and their Affiliates and their heirs, successors and assigns (the “Vendors’ Indemnified Persons”) harmless from and against all duly documented Losses properly suffered or incurred by the Vendors’ Indemnified Persons:

(a)

by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any material representation or warranty, or a failure to perform or observe fully any material covenant, agreement or obligation of, the Purchaser in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Purchaser (including, without limitation, the Initial Asset Newbuilding MOA); or

(b)

arising out of or in connection with any and all claims of third parties relating to that Vendor’s Purchased Assets or the operation thereof, in each case after the respective Date of Closing, provided that such claim or the event giving rise thereto did not arise prior to the relevant Date of Closing; or

(c)

by reason of (i) non payment of the Initial Assets Purchase Price and/or the Contracted Assets Purchase Price made pursuant to Sections 2.3 and 2.4 of this Agreement and in immediate available funds and without any set-off or reduction or (ii) its refusal to take delivery and ownership of any Vessel, unless in such refusal is compliance with the terms and conditions set forth herein.

Any claim for indemnification made pursuant to Section 8.6(a) or (c) (other than a claim made under Sections 7.2 or 10.2) must be made within one year from the applicable Closing Date. Any claim for indemnification made pursuant to Section 8.5(b) must be made within two years from the applicable Closing Date. Any claim for indemnification under Section 7.2 or 10.2 hereof must be made within the timeframe specified in Section 8.2 hereof.

8.7 Indemnity by CMA CGM

CMA CGM will indemnify and save the Purchaser’s Indemnified Persons harmless from and against all documented Losses properly suffered or incurred by the Purchaser’s Indemnified Persons:

(a)

by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any material representation or warranty, or a failure to perform or observe fully any material covenant, agreement or obligation, of CMA CGM in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by CMA CGM (including, without limitation, the Initial Asset Newbuilding MOA); or

(b)

arising out of or in connection with any tax liabilities or tax obligations of CMA CGM relating to the Vendors or any of the Vendors’ Purchased Assets which has occurred or been initiated prior to delivery of the Vendors’ Purchased Assets, including any assessment or re-assessment by a taxing authority of any tax return of CMA CGM.

Any claim for indemnification made pursuant to Section 8.7(a) or (b) (other than a claim made under Sections 7.1 or 10.2) must be made within one year from the applicable Closing Date. Any claim for indemnification under Section 7.1 or 10.2 hereof must be made within the timeframe specified in Section 8.3 hereof.

8.8	Defense of Third Party Claim

If a claim (an “Indemnity Claim”) is made by a third party against a Party (the “Indemnified Party”) in respect of which another Party (the “Indemnifier”) is or may be obligated under or arising out of this Agreement to indemnify, pay damages to or otherwise compensate the Indemnified Party, including claims made pursuant to Sections 8.5, 8.6 and 8.7 above, then the following provisions will apply.

(a)

If any Indemnified Party receives notice of the assertion of any claim in respect of damages, such Indemnified Party shall give the Indemnifier written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party). The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifier shall not relieve the Indemnifier of any liability, except to the extent that the Indemnifier is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b)

In the event any Indemnifier notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the matter that the Indemnifier is assuming the defense thereof; (i) the Indemnifier will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifier will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifier has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without written consent of the Indemnifier which consent shall not be unreasonably withheld; and (iv) the Indemnifier will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, and, in a settlement or compromise which does not involve only the payment of money by the Indemnifier, without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld.

(c)

In the event the Indemnifier does not notify the Indemnified Party within ten (10) Business Days after the Indemnifier has received a Notice of Claim that the Indemnifier is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Section 8.8, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifier, including all reasonable costs incurred in connection therewith. Unless and until the Indemnifier assumes the defense of any claim, the Indemnifier shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifier for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Section 8.8.

(d)

In the event that the Indemnifier undertakes the defense of any claim, the Indemnifier will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

(e)

If any Indemnity Claim is of a nature such that the Indemnified Party is legally bound or required by Applicable Law to make a payment to a third party with respect to such Indemnity Claim before the completion of settlement negotiations or related legal proceedings, including the posting of any security to stay any process of execution or judgment, then the Indemnifier will be obligated to make such payment or post security therefor on behalf of the Indemnified Party. If the Indemnifier fails to do so, the Indemnified Party may make such payment or post security therefor and the Indemnifier will, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment or cause the security to be replaced and released. If the amount of any liability of the Indemnified Party under the Indemnity Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifier to the Indemnified Party, the Indemnified Party will, forthwith after receipt of the difference from a third party, pay the amount of such difference to the Indemnifier.

8.9 Limitations on Amount

Notwithstanding any other provision in this Agreement and notwithstanding any inaccuracy or incorrectness of any provision in this Agreement (including the Schedules), the obligations of the Vendors in respect of all claims for breach of any representation or warranty under Sections 4.1 and/or 4.3 hereof, will be limited to the aggregate amount of the sum of the Initial Assets Purchase Price and the Contracted Assets Purchase Price and no individual claim will be made against the Vendors unless such claim exceeds $100,000.

8.10 Election

Except with respect to fraud, willful misconduct or bad faith by or on behalf of an indemnifying Party, from and after the Initial Assets Date of Closing or Contracted Assets Date of Closing, as applicable, the indemnification remedies contained in this Section 8 shall be the exclusive remedies for damages of the Parties for any breach of or under this Agreement or the Initial Asset Newbuilding MOA, or any document provided pursuant to this Agreement, and the exercise by any Party of any of its rights under this Section 8 shall be deemed to be an election of remedies and shall prejudice, and constitute a waiver of, any other right or remedy that such Party may be entitled to exercise at law, in equity or otherwise.

8.11 Joint and Several Obligations

The obligations of CMA CGM and each Vendor hereunder are joint and several. The obligations of the Purchaser and any Designated Subsidiary hereunder are joint and several.

9. TERMINATION AND WAIVER

9.1 Termination for Failure to Consummate Initial Public Offering

In the event the Initial Public Offering is not consummated by December 31, 2007, this Agreement shall terminate on and as of that date without any further action by any Party and no Party shall by entitled to damages, indemnities, penalties or to any other compensation or reimbursement of expenses as a result of such termination.

Each Party shall bear its own costs, fees and expenses and the Vendors will have no further undertaking to sell and the Purchaser will have no undertaking to purchase.

9.2 Termination Upon Termination of the Initial Asset Newbuilding MOA or a Vessel MOA

If the Initial Asset Newbuilding MOA is terminated or cancelled for any reason whatsoever, then this Agreement shall be deemed to be terminated in respect of the Initial Asset Newbuilding MOA without any further action by either the Purchaser or CMA CGM, and CMA CGM and the Purchaser will be mutually released from their respective obligations under the Initial Asset Newbuilding MOA.

If a Vessel MOA is terminated or cancelled for any reason whatsoever, then this Agreement shall be deemed to be terminated in respect of such Vessel MOA without any further action by either the Purchaser or that Vendor, and Vendors and Purchaser will be mutually released from their respective obligations under such Vessel MOA.

9.3 Effect of Waiver

A waiver by either the Purchaser or any Vendor of any one or more of the conditions referred to Section 6.1 or Section 6.2 will be without prejudice to its right to terminate in respect of any other non-fulfillment of any other of the conditions.

9.4 Without Prejudice

Termination by the Purchaser pursuant to Section 6.1 or by any Vendor pursuant to Section 6.2 will be without prejudice to the right, subject to the limitations, exceptions and restrictions set out in this Agreement, to recover Losses for any misrepresentations, breach of warranty or non-fulfillment of any covenant or agreement of the other Party.

10. MISCELLANEOUS

10.1 Notices

Any notice, request, determination, demand or communication required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, electronic mail or internationally-recognized courier to the Party to which it is to be given as follows:

To a Vendor or CMA CGM:

[Vendor Name]

[c/o] CMA CGM

4, quai d’Arenc

13002 Marseilles

France

Attention: Jean-Yves Schapiro

Facsimile No.: 33 (0)4 88 91 83 77

Electronic mail address: ho.jyschapiro@cma-cgm.com

To the Purchaser:

Global Ship Lease, Inc.

c/o Global Ship Lease Services Limited

Millbank Business Centre, Millbank Tower

Fourth Floor

London SW1P 4QP

United Kingdom

Attention: Chief Executive Officer

Facsimile No.: +44 (0)20 7802 5110

Electronic mail address: ian.webber@globalshiplease.com

or to such other address as a Party may specify by notice given in accordance with this Section 10.1. Any such notice, request, demand or communication given as aforesaid will be deemed to have been given, in the case of delivery by hand, when delivered, in the case of delivery by facsimile transmission or electronic mail, on the Business Day following of day of transmittal, provided evidence of transmission is received by the sender, and in the case of delivery by internationally-recognized courier, as aforesaid, on the date received, provided evidence of receipt is provided.

10.2 Further Assurances

From time to time subsequent to each Closing Date, the Purchaser and the Vendor of the Purchased Assets sold on such Closing Date, at the expense of the requesting party (unless such documents are to be delivered pursuant to Section 2.6(a), in which case it shall be at the Vendor’s expense), shall promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the requesting party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.3 Entire Agreement

This Agreement, including the Initial Asset Newbuilding MOA, each of the Vessel MOA and all other schedules and exhibits hereto, constitute the entire agreement between CMA CGM, the Vendors and the Purchaser pertaining to the purchase and sale of the Purchased Assets and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of any Vendor and the Purchaser and there are no warranties, representations, covenants, obligations or agreements between any Vendor (or any Affiliate thereof) and the Purchaser except as set forth in this Agreement, the Initial Asset Newbuilding MOA, each of the Vessel MOAs and all other schedules and exhibits hereto.

10.4 Assignment

None of CMA CGM, the Vendors and the Purchaser may assign any of their respective benefits or rights, and no Person may assume any of CMA CGM’s, the Vendors’ and the Purchaser’s obligations, under or in respect of this Agreement without the prior written consent of all the Parties, which consent shall not be unreasonably withheld or delayed.

10.5 Waiver and Amendment

Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by all the Parties to be bound by such amendment or waiver. No waiver of any provision or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.

10.6 Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or
(b)	the legality, validity or enforceability of that provision in any other jurisdiction except that if:

(c)

on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(d)

as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 10.6, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

10.7 Contracts (Rights of Third Parties) Act 1999.

(a)

Subject to Section 10.7(b) below, this Agreement does not give rise to any rights enforceable by a party who is not a Party hereto. Without prejudice to the generality of the foregoing, rights that would otherwise arise in favor of third parties under the Contracts (Rights of Third Parties) Act 1999 are hereby excluded save that a Designated Subsidiary may, in relation to the Vessel which it acquires hereunder (and under the relevant Vessel MOA or Initial Asset Newbuilding MOA, as applicable), rely on and be entitled to benefit from and enforce the Purchaser’s rights under this Agreement.

(b)

Each Vendor is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of each of that Vendors’ Indemnified Persons and the Purchaser is and will be deemed to be acting as agent or trustee on behalf of and for the benefit of each of the Purchaser’s Indemnified Persons.

10.8 Submission to Jurisdiction

Subject to Section 10.9, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of England in any Permitted Action and each party to this Agreement waives, and will not assert by way of motion, as a defense, or otherwise, in any Permitted Action, any claim that:

(a)	that Party is not subject to the jurisdiction of the courts of England;
(b)	the Permitted Action is brought in an inconvenient forum;

(c)	the venue of the Permitted Action is improper; or
(d)	any subject matter of the Permitted Action may not be enforced in or by the courts of England.

In any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgment rendered in a Permitted Action, no party to this Agreement will seek any review with respect to the merits of any Permitted Action, whether or not that party appears in or defends the Permitted Action. For such purposes, “Final Judgment” means the judgment of the highest appellate court with jurisdiction to determine such matter.

10.9 Dispute Resolution

If there is a dispute or other failure to agree arising out of or in connection with this Agreement, a Party may give notice to the other Party requiring that the dispute or issue be referred to a senior officer of each Party that has been designated to represent such Party hereunder. When this notice is given, each Party will cause its designated officer to promptly begin discussions with each other with a view to settling the dispute or issue. A unanimous decision of the designated officers which is communicated by notice from them to the Parties will be binding on the Parties. If the designated officers do not communicate a unanimous decision by notice within fifteen (15) days after the date of the notice referring the matter to them, then the dispute or issue will be submitted: (a), in the case of a dispute with respect to Sections 3.5 or 3.7 to arbitration in England; and (b) in all other cases to the courts of England. In the case of any arbitration, the place of the arbitration will be London, England and the award of the arbitrator will be final and binding on the Parties.

10.10 Counterparts

This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

10.11 Service of Process

Each of the Vendors irrevocably appoints CMA CGM (UK) Shipping Limited at its office for the time being (presently at 75 King William Street, London, England, EC4N 7BE; Fax: +00 44 0151 227 1761; E-mail: lpl.genmbox@cma-cgm.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

The Purchaser irrevocably appoints Global Ship Lease Services Limited at its office for the time being (presently at Millbank Business Center, Millbank Tower, Fourth Floor, London, England, SW1P, 4QP; Fax: +44 (0)20 7802 5110; E-mail: ian.webber@globalshiplease.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

If any of the appointment(s) of the person(s) mentioned in this Section 10.11 ceases to be effective, each of the Vendors and/or the Purchaser (as the case may be) shall immediately appoint a further person in England.

10.12 Enurement

This Agreement will enure to the benefit of and will be binding upon the parties and their respective successors and any Affiliate of the Purchaser which is an assignee of the Purchaser as contemplated in Section 10.4.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

GLOBAL SHIP LEASE, INC.
/s/	/s/
Per: Authorised Signatory	Per: Authorised Signatory

CMA CGM S.A.
/s/	/s/
Per: Authorised Signatory	Per: Authorised Signatory

DELMAS S.A.S.
/s/	/s/
Per: Authorised Signatory	Per: Authorised Signatory

SNC Pacific I
/s/	/s/
Per: Authorised Signatory	Per: Authorised Signatory

SNC Pacific II
/s/	/s/
Per: Authorised Signatory	Per: Authorised Signatory

Schedule A

INITIAL VENDORS AND INITIAL VESSELS

Initial Vendor	Initial Vessel	Flag On Closing Date
CMA CGM	Ville d’Aquarius	Cyprus
CMA CGM	Ville d’Orion	Cyprus
Pacific I	CMA CGM Matisse	Cyprus
Pacific II	CMA CGM Utrillo	Cyprus
CMA CGM	CMA CGM La Tour	Cyprus
CMA CGM	CMA CGM Manet	Cyprus
Delmas	Julie Delmas	Cyprus
Delmas	Kumasi	Cyprus
Delmas	Marie Delmas	Cyprus
Delmas	MOL Rainbow	Cyprus
CMA CGM	CMA CGM Alcazar	Panama
CMA CGM	CMA CGM Château d’lf	Panama

Schedule B

CONTRACTED VENDOR AND CONTRACTED VESSELS

Contracted Vendor	Contracted Vessel	Flag Upon Closing Date
CMA CGM	CMA CGM Jamaica	Cyprus
CMA CGM	CMA CGM Sambhar	Cyprus
CMA CGM	CMA CGM America	Cyprus
CMA CGM	10,960 TEU newbuilding, with vessel/hull No. 4126	Cyprus
CMA CGM	CMA CGM Berlioz	Cyprus

Schedule C

Wholly Owned Subsidiaries of the Purchaser

Global Ship Lease 1 Limited
Global Ship Lease 2 Limited
Global Ship Lease 3 Limited
Global Ship Lease 4 Limited
Global Ship Lease 5 Limited
Global Ship Lease 6 Limited
Global Ship Lease 7 Limited
Global Ship Lease 8 Limited
Global Ship Lease 9 Limited
Global Ship Lease 10 Limited
GSL Alcazar Inc.
GSL Château d’lf Inc.
Global Ship Lease 13 Limited
Global Ship Lease 14 Limited
Global Ship Lease 15 Limited
Global Ship Lease 16 Limited
Global Ship Lease 17 Limited

Schedule D

INITIAL ASSET NEWBUILDING MEMORANDUM OF AGREEMENT

Schedule 2.3

Schedule for Delayed Delivery Compensation

Ville d’Orion	$14,225
Ville d’Aquarius	$14,225
CMA CGM Matisse	$11,725
CMA CGM Utrillo	$11,725
MOL Rainbow	$11,725
Julie Delmas	$11,725
Marie Delmas	$11,725
CMA CGM La Tour	$11,725
CMA CGM Manet	$11,725
Kumasi	$11,725
CMA CGM Alcazar	$25,950

Schedule 2.6

FORM OF VESSEL MOA

Schedule 3.1

PURCHASE PRICES OF THE INITIAL ASSETS

Initial Assets	Purchase Price (in millions)
Ville d’Aquarius	$45
Ville d’Orion	$46
CMA CGM Matisse	$34
CMA CGM Utrillo	$34
CMA CGM La Tour	$37
CMA CGM Manet	$37
Julie Delmas	$38
Kumasi	$38
Marie Delmas	$38
MOL Rainbow	$38
CMA CGM Alcazar	$94
CMA CGM Château d’If	$94
TOTAL	$573

Schedule 3.2

PURCHASE PRICES OF THE CONTRACTED ASSETS

Contracted Asset	Purchase Price (in millions)
CMA CGM Jamaica	$67
CMA CGM Sambhar	$67
CMA CGM America	$67
10,960 TEU (Newbuilding)	$154
CMA CGM Berlioz	$82
TOTAL	$437

Schedule 4.1(d)

CONSENTS AND AUTHORIZATIONS

Consent of the Builder to the assignment of all rights and benefits, to the extent assignable, under the Ship Building Contract.

Schedule 4.1(m)

Existing Conditions or Recommendations